Exhibit 99.1

PRESS RELEASE	CONTACT:
WILLIAMS-SONOMA, INC.	Jeff Howie
3250 Van Ness Avenue	EVP, Chief Financial Officer
San Francisco, CA 94109	(415) 402-4324

Jeremy Brooks
SVP, Chief Accounting Officer
Investor Relations
(415) 733-2371

Williams-Sonoma, Inc. Announces Two-for-One Stock Split

San Francisco, CA, June 13, 2024 – Williams-Sonoma, Inc. (NYSE: WSM) announced today that its Board of Directors has declared a two-for-one stock split through a stock dividend to make its stock more accessible to investors and employees.

Each stockholder of record on June 27, 2024 will receive one additional share of common stock for each share of common stock held, payable after the close of market on July 8, 2024. Trading is expected to commence on a split-adjusted basis at market open on July 9, 2024. The stock dividend will not have any impact on the voting and other rights of stockholders.

ABOUT WILLIAMS-SONOMA, INC.

Williams-Sonoma, Inc. is the world’s largest digital-first, design-led and sustainable home retailer. The company’s products, representing distinct merchandise strategies — Williams Sonoma, Pottery Barn, Pottery Barn Kids, Pottery Barn Teen, West Elm, Williams Sonoma Home, Rejuvenation, Mark and Graham and GreenRow — are marketed through e-commerce websites, direct-mail catalogs and retail stores. These brands are also part of The Key Rewards, our loyalty and credit card program that offers members exclusive benefits across the Williams-Sonoma family of brands. We operate in the U.S., Puerto Rico, Canada, Australia, and the United Kingdom, offer international shipping to customers worldwide, and have unaffiliated franchisees that operate stores in the Middle East, the Philippines, Mexico, South Korea, and India, as well as e-commerce websites in certain locations. We are also proud to be a leader in our industry with our values-based culture and commitment to achieving our sustainability goals. Our company is Good By Design — we’ve deeply ingrained sustainability into our business. From our factories to your home, we’re united in a shared purpose to care for our people and our planet.

For more information on our sustainability efforts, please visit: https://sustainability.williams-sonomainc.com

WSM-IR